Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Initiates a Phase II Clinical Trial with MN-001 in Asthma

Oral Agent is Characterized as Potentially ‘Broadly’ Effective

SAN DIEGO, Calif. – March 28, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the enrollment of patients in a Phase II clinical study with MN-001, a novel, orally administered drug that was licensed from Kyorin Pharmaceutical Co. Ltd. of Tokyo, Japan. MN-001 is a leukotriene receptor antagonist and an inhibitor of phosphodiesterases III and IV, 5-lipoxygenase, as well as thromboxane A2.

Under the licensing agreement with Kyorin, MediciNova obtained exclusive worldwide rights, except for Japan, China, Taiwan and South Korea, to develop and commercialize MN-001. According to the National Institutes of Health, asthma afflicts 3-5% of adults and 7-10% of children in the United States.

“We are enthusiastic about the potential for MN-001 to treat a broad range of patients with asthma,” commented Takashi Kiyoizumi, President and CEO of MediciNova. “The pharmacology of MN-001 is unique and far-ranging, and we are hopeful that a greater proportion of asthmatics will respond to treatment.”

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forwardlooking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.

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